Exhibit 99

PRESS RELEASE	For Immediate Release
MGM RESORTS INTERNATIONAL ANNOUNCES
SALE OF ATLANTIC CITY LAND LEASED TO BORGATA TO
VORNADO REALTY TRUST AND GEYSER HOLDINGS
LAS VEGAS — July 27, 2010 — MGM Resorts International announced today that it has recently reached an agreement to sell four long-term ground leases and their respective underlying real property parcels at The Borgata Hotel Casino & Spa in Atlantic City, New Jersey to Vornado Realty Trust and Geyser Holdings for approximately $73 million. The underlying real property parcels subject to the transaction are comprised of approximately 11.3 acres.
The parties entered into a purchase and sale agreement regarding this transaction on July 2, 2010. Following the completion of the inspection period under such agreement, the parties have agreed to proceed with matters in preparation for closing. This transaction is subject to customary closing conditions contained in the purchase and sale agreement, including approval by the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement. The parties expect the transaction to close by the fourth quarter of this year.
MGM Resorts International continues to own approximately 85 acres of developable land in Atlantic City of which approximately 70 acres are adjacent to The Borgata on Renaissance Point. These approximate 85 acres of developable land are not included in this transaction.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.
About MGM Resorts International
MGM Resorts International is a one of the world’s leading global hospitality companies, operating a peerless portfolio of destination resort brands, including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company has significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in three other properties in Nevada, Illinois and Macau. One of those investments is CityCenter, an unprecedented urban resort destination on the Las Vegas Strip featuring its centerpiece ARIA Resort & Casino. Through its hospitality management subsidiary, the Company holds a growing number of development and management agreements for casino and non-casino resort projects around the world. MGM Resorts International supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its gaming properties. The Company has been honored with numerous awards and recognitions for its industry-leading Diversity Initiative, its community philanthropy programs and the Company’s commitment to sustainable development and operations. For more information about MGM Resorts International, visit the Company’s Web site at www.mgmresorts.com.

Contacts:

Investment Community	Media

DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President -
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947